EXHIBIT 10.225


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), by and between PAXSON COMMUNICATIONS MANAGEMENT COMPANY, INC., a Florida corporation ("Paxson"), and Dean M. Goodman, an individual resident of the State of Florida ("Employee"), is effective as of the date set forth on Schedule I annexed hereto.

         In consideration of the mutual covenants and agreements contained herein, the parties, hereby amend and restate the Employment Agreement to read in its entirety as set forth herein:

SECTION 1. EMPLOYMENT

         1.01 TERM OF EMPLOYMENT. The term of this Agreement (the "Agreement Term") shall be deemed to have commenced as of the "Commencement Date" set forth in Schedule I hereof, and shall continue until the third (3rd) anniversary of the Commencement Date (as such date is extended from time to time in accordance with the terms hereof, the "Scheduled Termination Date"), unless the Agreement Term is extended or terminated sooner in accordance with this Agreement. The Agreement Term and the then effective Scheduled Termination Date shall automatically be extended by one year on the date (the "Renewal Date") which is the number of Severance Months specified on Schedule I hereof prior to the then effective Scheduled Termination Date unless the Company provides irrevocable written notice (a "Non-Renewal Notice") to the Employee not later than the last business day before the Renewal Date, that the Company has elected not extend the Agreement Term beyond the then effective Scheduled Termination Date.

         1.02 DUTIES. Employee acknowledges, agrees and accepts employment by Paxson in the Titled Position (as defined in Schedule I annexed hereto) for the various businesses operated by Paxson Communications Corporation ("PCC") and its subsidiaries and affiliates (collectively, the "Paxson Group") and in such capacity Employee shall be responsible for the performance of the duties of the Titled Position and for such other executive and administrative duties as may be designated from time to time by the Responsible Officer or the Chairman of PCC. Employee shall be provided by Paxson suitable office space for Employee in the "Employment Location", as identified on Schedule I annexed hereto, together with all reasonable support staff and secretarial assistance, equipment, stationary, books and supplies, as determined by the Responsible Officer. Employee shall use Employee's best efforts during the term of employment hereunder to further, enhance and develop the business of PCC, the Paxson Group and any networks or stations it may own or operate. Subject to the direction of the "Responsible Officer", as identified in Schedule I annexed hereto, Employee shall perform such duties as set forth in Schedule I annexed hereto under "Employment Duties." Except as expressly modified herein, Employee shall be subject to all of the Paxson Group's policies including payola, plugola and conflicts of interest, as well as the following:


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                  (a) Employee will comply with all Paxson Group and
         professional standards governing Employee's objectivity in the performance of Employee's duties, including restrictions on outside activities, investments, business interests, or other involvements which could compromise Employee's objectivity or create an impression of conflict of interest. Employee will not knowingly, without the prior approval of Employee's Responsible Officer on behalf of Paxson, accept any gift, compensation, or gratuity (which excludes business meals and entertainment received by Employee in the ordinary course of business) from any person or entity with which the Paxson Group or any of its broadcast properties is or may be in competition or in any instance where there is a stated or implied expectation of favorable treatment of that person or entity. Employee will not, without the prior written approval of Employee's Responsible Officer, take advantage of any business opportunity or situation or engage in any enterprise or venture of which the Paxson Group may have an interest on his or her own behalf, if said business opportunity or situation, enterprise or venture is related in any way to or is similar to the business of the Paxson Group.

                  (b) In performing the Employment Duties under this Agreement, Employee shall conduct himself with due regard to social conventions, public morals and standards of decency, and will not cause or permit any situation or occurrence which would tend to degrade, scandalize, bring into public disrepute, or otherwise lower the community standing of Employee, or Paxson's public image.

         1.03 ACTIVITIES. Employee shall, except during vacation periods, periods of illness, and leaves of absence approved by Paxson, devote full and undivided business time, attention and energies to the duties and responsibilities required by Paxson, as directed by the Responsible Officer. During the Agreement Term, Employee shall not engage in any other business activity which would conflict with Employee's duties without the prior written approval of Employee's Responsible Officer on behalf of Paxson, which shall not be unreasonably withheld; provided, however, that Paxson may withhold its consent to any business activity by Employee that Paxson determines would directly interfere, impair or hinder in any way Employee's ability to perform or otherwise satisfy Employee's responsibilities and duties from time to time in effect, as the holder of the Titled Position of the Paxson Group or otherwise, under this Agreement.

         1.04 DELEGATION OF DUTIES. Employee may not delegate the performance of any of Employee's obligations or duties under this Agreement, or assign any of Employee's rights under this Agreement, without the prior written consent of Paxson, except that Employee may delegate duties to other employees of Paxson where reasonable and customary in the ordinary course of Paxson's business and consistent with the performance of the Titled Position.


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SECTION 2. COMPENSATION AND BENEFITS. Beginning on the Commencement Date,
Employee shall be compensated for the performance of the Employment Duties performed under the terms hereof as follows:

         2.01 BASE SALARY AND ANNUAL CASH BONUS. As compensation for the services performed by Employee hereunder, Employee shall receive a Base Salary and Annual Cash Bonus, as follows:

                  (a) Initial Base Salary. Paxson and Employee acknowledge and agree that Employee's current Base Salary in effect for the current Employment Year shall be the per year amount set forth in Schedule I hereof. For purposes of this Agreement, "Employment Year" means a calendar year ended December 31.

                  (b) Increase in Base Salary. For each Employment Year after the current Employment Year (each such year a "Successive Employment Year"), Employee's Base Salary shall be subject to such increase, if any, for each such Successive Employment Year as shall be as determined by the Responsible Officer (subject to the approval of the Chairman of the Board of PCC, and, if applicable, the Compensation Committee of the Board of Directors of PCC).

                  (c) Bonus. Employee shall be entitled to earn an annual bonus, based upon Paxson Group performance and the Employee's individual performance, in the amount and on the terms described in Schedule I annexed hereto.

                  (d) Manner of Payment. Employee's Base Salary shall be paid, at Paxson's option, either (i) in equal bi-monthly installments, or
         (ii) in accordance with the customary payroll policies of Paxson with respect to its management employees.

         2.02 OTHER CASH AND NON-CASH COMPENSATION. In addition to Employee's Base Salary, Employee may, as determined from time to time, in the sole discretion of Paxson, be eligible to receive or participate in cash and non-cash compensation programs, including, without limitation, annual and special cash and non-cash bonus awards, grants of stock options, restricted stock, "phantom-equity" and stock appreciation rights (collectively, "Non-Cash Compensation"). Employee's rights in respect of any Non-Cash Compensation shall be governed under the terms of a separate document or documents, if any Non-Cash Compensation is to be awarded to Employee. Under no circumstance should this provision be deemed to constitute any express or implied right, entitlement or interest of Employee to be awarded or participate in, or obligation, agreement or requirement of Paxson, to award, provide or offer to Employee, any form of Non-Cash Compensation, all of which rights, entitlements, interests, obligations, agreements or understandings are hereby expressly disclaimed.


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         2.03 BUSINESS EXPENSES. Upon proper substantiation and documentation by
Employee, Paxson shall reimburse Employee promptly for all reasonable travel, entertainment and other similar business expenses incurred by Employee in the performance of Employee's duties under this Agreement. Reimbursement of expenses will be made in accordance with applicable policies of Paxson. All extraordinary disbursements and expenditures by Employee, and any disbursements and expenditures that are not provided for in any budget established by Paxson, must be approved in advance by Paxson.

         2.04 PERSONAL TIME. Employee shall be entitled to the number of weeks of personal time off in accordance with Paxson's employee handbook as in effect from time to time.

         2.05 BENEFITS. The compensation specified above shall be exclusive of and in addition to any benefits that may be available to Employee under any employee pension plan, group life insurance plan, hospitalization plan, medical service plan, death benefit plan, or any other employee benefit plan applicable generally to the employees of Paxson, in accordance with their respective positions, and which may be in effect at any time or from time to time during the term of Employee's employment.

         2.06 WITHHOLDING. Paxson shall be responsible for withholding from Employee's compensation FICA, FUTA and other payroll and income taxes, as required by law and such other amounts as may be directed by Employee.

SECTION 3. TERMINATION OF EMPLOYMENT; PAYMENTS UPON TERMINATION

         3.01 EVENTS. Employee's employment shall terminate on the earliest of the following dates:

                  (a) Death. The date of Employee's death.

                  (b) Disability. The date Employee is terminated due to Disability. "Disability" means that, in the opinion of the Company's physicians, Employee is unable by reason of illness or accident to perform the essential functions of the Employment Duties for a period of more than 180 consecutive days.

                  (c) Paxson Termination Without Cause. The date on which Employee's services hereunder to Paxson terminate as a result of a Paxson Termination Without Cause. A "Paxson Termination Without Cause" means (1) any termination of Employee by Paxson for any reason, including the expiration of the Agreement Term after Paxson provides Employee a Non-renewal Notice, other than a termination by Paxson for Disability pursuant to Subsection 3.01(b) or a Paxson Termination for Cause pursuant to any clause of Subsection 3.01(d) prior to a Change of Control, or clauses (i), (iii), (iv), or (vi) of Subsection 3.01(d) within one year after a Change of Control, and (2) a termination by Employee, on not less than


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         30 days notice to Paxson, after Employee receives a Non-Renewal Notice from Paxson under Section 1.01 hereof.

                           (i) For purposes of this Agreement, a "Change of
                  Control" will occur if (a) none of Lowell W. Paxson, his estate, his wife, his lineal descendants, or any trust created for the sole benefit of any one or more of them during their lifetimes, or any combination of any of the foregoing, shall
                  (i) own, directly or indirectly, at least thirty-five percent of the issued and outstanding capital stock of PCC, or (ii) have voting control directly or indirectly, equal to at least 51 percent of the issued and outstanding capital stock of PCC entitled to vote in the election of the Board of Directors of PCC; (b) the approval by the shareholders of PCC of a reorganization, merger, or consolidation, in each case, with respect to which persons who were shareholders of PCC immediately prior to this reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's (or any successor entity's) then outstanding securities; (c) a liquidation or dissolution of PCC or of the sale of all or at least 80 percent of PCC's assets; or (d) Lowell W. Paxson shall, by written agreement with a third party, which shall include, without limitation The National Broadcasting Company, Inc., cease to exercise substantially all of his day-to-day control of PCC to the extent permitted by the FCC rules and regulations, without such agreement constituting a "transfer of control" under FCC rules and regulations, it being understood that, without limitation, an agreement or arrangement between Lowell W. Paxson and such third party whereby Lowell W. Paxson and his affiliates receive more than ninety percent (90%) of an agreed upon purchase price for the Class B Common shares owned by Lowell W. Paxson and certain affiliates of Lowell W. Paxson, shall be deemed to constitute an agreement amounting to a Change of Control under this clause (d) of this Subsection 3.01(c).

                  (d) Paxson Termination for Cause. The date Employee is terminated by Paxson pursuant to a Paxson Termination for Cause. A "Paxson Termination for Cause" means a termination of Employee by Paxson resulting from any of the following:

                           (i) Employee (A) is charged with the commission of a
                  felony, (B) is convicted of two (2) offenses for operating a motor vehicle while impaired by or under the influence of alcohol or illegal drugs, (C) is charged with any criminal act with respect to Employee's employment (including any criminal act involving a violation of the Communications Act of 1934, as amended, or regulations promulgated by the Federal Communications Commission), or (D) is charged with any act that materially threatens to result in suspension, revocation, or adverse modification of any FCC license of any broadcast


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                  station owned by any affiliate of Paxson or would subject any such broadcast station to fine or forfeiture;

                           (ii) Employee's willful act or failure to act, the
                  intended or reasonably foreseeable result of which would cause Paxson or any Station to be in default under any material contract, lease or other agreement, which conduct is contrary to his performance of his Employment Duties or not authorized or confirmed by the Responsible Officer;

                           (iii) Employee's dependence on alcohol or illegal
                  drugs;

                           (iv) Improper refusal by Employee to conduct
                  Employee's business affairs or follow the legal policies and directives of the Responsible Officer and failing to cure such failure as soon as practicable and in any event within 30 days from receipt of written notice setting forth the specifics of such unsatisfactory conduct;

                           (v) Conduct which could be reasonably inferred to
                  detract from the public image of the Paxson Group and failing to cease such conduct or commence to take reasonable curative action with respect thereto requested by the Company or both, as soon as practicable and in any event within 30 days from receipt of written notice setting forth the specifics of such conduct;

                           (vi) Employee's misappropriation, conversion or
                  embezzlement of the assets of Paxson or any affiliate of Paxson;

                           (vii) A material breach of this Agreement by Employee
                  and failing to cure such breach as soon as practicable and in any event within 30 days from receipt of written notice setting forth the specifics of such breach; or

                           (viii) Any representation of Employee in Section 7 of
                  this Agreement being false when made.

                  (e) Employee's Voluntary Resignation. The date of Employee's Voluntary Resignation. A "Voluntary Resignation" means any resignation by Employee other than Employee's Termination for Good Reason, as set forth in Subsection 3(f) of this Agreement, or Employee's resignation following Employee's receipt of a Non-Renewal Notice from Paxson.

                  (f) Employee's Termination For Good Reason. The date of Employee's Termination for Good Reason. "Employee's Termination for Good Reason" means the termination of employment by Employee as a result of the occurrence of any of the following events:


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                           (i) Paxson elects to change the place of employment
                  to a location not in the Employment Location specified on
                  Schedule I hereto; or

                           (ii) Paxson fails to remedy a material breach of this
                  Agreement after thirty (30) days' written notice from Employee, setting forth the specifics of such breach.

         3.02 PAYMENTS UPON TERMINATION. Following the termination of Employee's employment pursuant to this Section 3, Paxson shall have no further liability to Employee, and no further payment shall be made to Employee, except to the extent expressly provided for in this Subsection, as follows:

                  (a) Termination Compensation For Death, Disability, Paxson Termination Without Cause or Employee's Termination for Good Reason. If Employee's employment is terminated as a result of Death, Disability, a Paxson Termination Without Cause, or an Employee Termination for Good Reason, under Subsections 3.1(a), (b), (c) or (f), respectively, within thirty (30) days of termination, Employee (or, in the case of a termination as a result of the death of Employee, the appropriate representative of Employee's estate) will be paid the following:

                           (i) Employee will continue to receive the Employee's
                  Base Salary then in effect for a period equal to the lesser of
                  (x) the number of Severance Months specified in Schedule I hereto or (y) the remaining months under the term of this Agreement;

                           (ii) A lump sum equal to any unpaid portion of any
                  previously awarded bonus;

                           (iii) Employee's bonus for the fiscal year in which
                  the termination occurs, pro-rated, if necessary, according to the formula set forth in Schedule I, which bonus shall be payable in full if and when bonus awards for such fiscal year commence to be made to other members of senior manager; and

                           (iv) An amount in cash equivalent to the accrued but
                  unused personal time of Employee through the termination date; and

                           (v) Without duplication of any of the foregoing, all
                  Base Salary, expenses and other payments or cash benefits due to Employee through Employee's termination date.

         In addition, Employee shall also be entitled to any benefits for which Employee qualifies under any employee benefit plan available to Employee (including, but not limited to any disability insurance, life insurance and death benefits of the type described in Section 2.05). Employee shall also be entitled to all rights to


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         continuation or conversion of benefits required by law to be offered to a departing employee.

                  (b) Termination Compensation for Paxson Termination for Cause or Employee's Voluntary Resignation. If Employee's employment is terminated as a result of a Paxson Termination for Cause or Employee's Voluntary Resignation, under Subsections 3.01(d) or (e), respectively, within thirty (30) days of termination, Employee will be paid the following:

                           (i) lump sum equal to unpaid portion of any
                  previously awarded bonus; and

                           (ii) An amount in cash equivalent to the accrued but
                  unused personal time of Employee through the termination date; and

                           (iii) Without duplication of any of the foregoing,
                  all Base Salary, expenses and other payments or cash benefits due to Employee through Employee's termination date.

         In addition, Employee shall also be entitled to any benefits for which Employee qualifies under any employee benefit plan available to Employee. Employee shall also be entitled to all rights to continuation or conversion of benefits required by law to be offered to a departing employee.

         3.03 NOTICES OF TERMINATION; EFFECTIVE DATE OF TERMINATION. For all terminations except in the case of Death, either Employee or Paxson, as the case may be, shall give written notice of termination to the other. In the case of any termination, other than a Paxson Termination for Cause, such notice shall be effective not less than thirty (30) days after the date on which it is received by the other party. Notice of a Paxson Termination for Cause may be effective immediately.

SECTION 4. INTANGIBLES

         4.01 MEMORANDA, NOTES AND RECORDS. All memoranda, notes, names and address lists, records or other documents made or compiled by Employee or made available to Employee during the term of employment concerning the business of any member of the Paxson Group and any and all copies thereof shall be delivered to Paxson upon the termination of Employee's employment for whatever reason or at any other time upon request. Employee shall not at any time during Employee's employment, or after the termination of employment, use for Employee's own benefit or for the benefit of others, or divulge to others, any information, trade secrets, knowledge, or data of a secret or confidential nature or otherwise not readily available to members of the general public that concerns the business or affairs of any member of the Paxson Group and whether or not acquired by the Employee during the term of employment by Paxson.


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         4.02 RIGHTS IN INTANGIBLE ASSETS. Employee recognizes and acknowledges that all rights in the formats, programming, concepts, approaches, copy and titles embodied in the operation of the Paxson Group or any particular station or the PAX Net network or any other broadcast network, and all changes, additions and amendments thereto which may occur during or after the Term hereof, belong exclusively to Paxson. Employee hereby assigns any and all rights or interests Employee may have therein to Paxson. Employee shall not at any time during Employee's employment, or after the termination of employment, have or claim any right, title or interest in any trade name, patent, trademark, copyright or other similar rights belonging to or used by Paxson and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of Paxson, whether produced, prepared or published in whole or in part by Employee or by Paxson.

SECTION 5. NONINTERFERENCE AND CONFIDENTIALITY

         5.01 NONINTERFERENCE. Employee agrees that from the date of this Agreement through the first anniversary of the date Employee's employment with the Paxson Group terminates, Employee will not, directly or indirectly, whether as sole proprietor, partner, lessor, venturer, stockholder, director, officer, employee, consultant or in any other capacity as principal or agent or through any person, subsidiary, affiliate or employee acting as nominee or agent, engage or participate in any of the following actions:

                  (a) Influencing or attempting to influence any person or entity who is a contracting party with any member of the Paxson Group to terminate any written or oral agreement with such member of the Paxson Group; it being understood that notwithstanding the foregoing, consulting or working for a competitor in the ordinary course after the term shall not, absent other evidence or action on the part of Employee to the contrary, constitute a violation of this provision; or

                  (b) Hiring or attempting to hire for employment or as an independent contractor any person who is actively employed (or in the preceding six months was actively employed) by any member of the Paxson Group or attempting to influence any such person to terminate employment with any member of the Paxson Group.

         5.02 CONFIDENTIALITY. Employee covenants and agrees that both during the Agreement Term and thereafter he will not disclose to any third party or use in any way any confidential information, business secrets, or business opportunity of the Paxson Group, including, without limitation, advertiser lists, rate cards, programming information, programming plans, marketing, advertising and promotional ideas and strategies, marketing surveys and analyses, ratings reports, budgets, research, or financial, purchasing, planning, employment or personnel data and information. Immediately upon termination of Employee's employment with the Paxson Group for any reason, or at any other time upon the Paxson Group's request, Employee will return to the Paxson Group all memoranda, notes, records or other documents compiled by Employee or made available to Employee during the Agreement Term concerning the business of the Paxson Group, all


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other confidential information and all personal property of the Paxson Group, including, without limitation, all files, audio or video tapes, recordings, records, documents, drawings, specifications, lists, equipment, supplies, promotional material, scripts, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom.

         5.03 ENFORCEMENT. Employee agrees that the restrictive covenants contained in this section 5 are a material part of Employee's obligations under this Agreement for which the Paxson Group has agreed to compensate Employee as provided in this Agreement. Employee agrees that the injury the Paxson Group will suffer in the event of the breach by Employee of any clause of this Section 5 will cause the Paxson Group irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, Employee agrees that the Paxson Group, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent Employee's failure to comply with the terms and conditions of this Section 5 and Employee hereby waives hereunder any defense based upon an adequate remedy at law in any such action for equitable relief.

         5.04 REFORMATION. If the covenants in this Section 5 are held to be unenforceable in any jurisdiction because of the duration or scope thereof, the court making such determination shall have the power to reduce the duration and/or scope of the provision or covenant, and the provision or covenant in its reduced form shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of Section 5 in any other jurisdiction.

SECTION 6. ARBITRATION Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement that Paxson and Employee are unable to resolve by themselves shall be settled by arbitration in West Palm Beach, Florida, by a panel of three (3) arbitrators. Paxson and Employee shall each designate one disinterested arbitrator, and the two arbitrators so designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of their understanding. The arbitration hearing shall be conducted in accordance with the employment arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Paxson and Employee. The costs and expenses of the arbitration proceeding shall be assessed between Paxson and Employee in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not satisfied within thirty (30) days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Paxson or Employee against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance


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with this Section, or (iii) any other action which, under applicable law, may not be made subject to binding arbitration.

SECTION 7. REPRESENTATIONS OF EMPLOYEE. To induce Paxson to enter into this Agreement and to employ Employee, Employee represents and warrants to Paxson as of the date hereof and as of each date of payment of any compensation under the terms hereof as follows:

         7.01 ABSENCE OF CONFLICTING AGREEMENTS. The execution, delivery and performance of this Agreement by Employee does not conflict with result in a breach of, or constitute a default under any enforceable covenant not to compete or any other enforceable agreement, instrument, or license, to which Employee is a party or by which Employee is bound.

         7.02 CONDUCT. Employee has not:

                  (a) Been convicted of any felony;

                  (b) Committed any criminal act with respect to Employee's current or any prior employment (including any criminal act involving a violation of the Communication Act of 1934, as amended, or regulations promulgated by the FCC), or

                  (c) Knowingly committed any act that materially threatened to result in suspension, revocation, or adverse modification of any FCC license of any broadcast station or which subjected any broadcast station to fine or forfeiture.

         7.03 CHEMICAL DEPENDENCE. Employee is not dependent on alcohol or illegal drugs. Employee recognizes that Paxson shall have the right to conduct random drug testing of its employees and that Employee may be called upon in such a manner.

SECTION 8. MISCELLANEOUS

         8.01 GOVERNING LAW. This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of Florida.

         8.02 ENTIRE AGREEMENT. This Agreement amends, restates and supersedes any prior employment agreement or understanding with respect to any terms of employment between Paxson and Employee, whether written or oral, and is effective as of the date first written above; no written supplemental executive retirement plan or related documents, if any, between Paxson and Employee shall be deemed superceded, amended or modified by the terms hereof. The instrument contains the entire understanding and agreement between the parties relating to the subject matter hereof. Neither this Agreement nor any provision hereof may be waived, modified, amended, changed or terminated, except by an


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agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment or termination is sought.

         8.03 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute a single Agreement.

         8.04 PROVISIONS SEVERABLE. To the extent that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         8.05 HEADINGS. The section headings of this Agreement are for convenience only and shall not be used in interpreting or construing this Agreement.

         8.06 ASSIGNMENT OF AGREEMENT AND CHANGE OF CONTROL; SUCCESSORS AND ASSIGNS. This Agreement may be assigned by Paxson without the prior written consent of Employee. Employee may not assign this Agreement or any of its right or interests herein to any other party. The rights and obligations of the parties shall inure to the benefit of and be binding upon heirs, successors, administrators assigns, as well as any entity to which Paxson may assign its assets or transfer its business in a Change of Control (as defined in Section 3.1, above), in a merger or acquisition, by operation of law, or otherwise. The obligations of Paxson to pay money and/or provide benefits to Employee under this Agreement, by operation of law or pursuant to the terms of the plans or documents governing such benefits, shall survive Employee's death (with payments thereafter to be made at the direction of the executors, personal representatives or other appropriate representatives of Employee's estate).

         8.07 NOTICES. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service, registered or certified mail, return receipt requested, (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

         If to Paxson:   Lowell W. Paxson, CEO (with a copy to Anthony L.
                         Morrison, Esq.)
                         601 Clearwater Park Road
                         West Palm Beach, Florida 33401-6233

         If to Employee: at the address set forth under employees signature on the last page hereof.

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 8.7.


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


         8.08 WAIVER. The waiver by Paxson or Employee of a breach of any provision by the other party, or the failure of either Paxson or Employee to exercise any of the rights set forth herein, shall not operate or be construed as a waiver of any subsequent breach or be deemed to be a waiver by any party of any of its rights hereunder. No waiver by any party at any time, express or implied, of any breach of any provision of this Agreement shall be deemed a waiver of a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or other provisions.

         8.09 PAXSON'S ACKNOWLEDGMENTS REGARDING AUTHORITY. The person signing on behalf of Paxson warrants and represents that he has read this Agreement, that he understands it, and that he has full and actual authority to enter into this Agreement on behalf of Paxson. He further represents and warrants that this Agreement is valid and binding on Paxson immediately, without the need for any further approvals, procedures or formalities within the company, and that all approvals, procedures or formalities necessary to effectuate or ratify this Agreement by Paxson (including, but not limited to any required approval of the Compensation Committee of the Board of Directors) have been obtained or will be obtained by Paxson.


                                  [End of Page]


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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the day and year first written above.

EMPLOYEE                                       PAXSON COMMUNICATIONS MANAGEMENT
                                               COMPANY, INC.


                                               By
-------------------------------                   -----------------------------
Dean M. Goodman                                   Name: Lowell W. Paxson
525 S. Flagler Drive, #21A                        Title: Chief Executive Officer
West Palm Beach, Florida  33401


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